Exhibit 99.1
Avantor Reports Second Quarter 2019 Results

•	Net sales of $1.53 billion, up 4% (6% on an organic basis)

•	Net loss of $(48.7) million, adjusted net income[1] of $91.6 million, up 60%

•	GAAP loss per share of $(0.98), pro forma adjusted fully diluted EPS of $0.14 up 60%

•	Adjusted EBITDA of $268.8 million, up 13%

•	Full year 2019 guidance of net sales $6.08-6.14 billion, adjusted EBITDA of $1.04-1.06 billion

•	Full year pro forma adjusted EPS guidance of $0.55-0.58

•	Completed IPO in May, raising net proceeds of $4.24 billion and reducing leverage to 5.0x
Radnor, PA – August 6, 2019 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries, today reported financial results for the quarter ended June 30, 2019.
“Following our outstanding performance in 2018 and a great start to 2019, our momentum continued into the second quarter,” said Michael Stubblefield, Chief Executive Officer of Avantor. “Enabled by the Avantor Business System, we delivered another excellent quarter with 6.1% organic revenue growth, a 140-basis point expansion of adjusted EBITDA margin and 8% increase in unlevered free cash flow. Each of our regional segments realized strong top-line growth, led by double-digit growth in biopharma and services.

[1]
Adjusted net income, adjusted EBITDA, organic sales, net leverage and unlevered free cash flow are non-GAAP financial measures that exclude certain items detailed later in this press release under the heading "Use of Non-GAAP Financial Measures." Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

“Our robust operational performance, including execution of our synergy program, together with the proceeds realized from our successful IPO in May, enabled us to significantly deleverage our balance sheet,” Stubblefield continued. “Following an upgrade in our corporate credit rating by all three rating agencies, we were successful in lowering the interest rates on our debt. Collectively, these actions reduced our ongoing interest expense by approximately 25%, giving us additional flexibility to execute our long-term growth strategy.”
Stubblefield concluded “Our guidance for the rest of the year reflects our confidence in our business model and our role as a trusted partner to customers in the life sciences and advanced technologies & applied materials industries.”
Second Quarter 2019
For the three months ended June 30, 2019, net sales were $1.532 billion, an increase of 3.7% compared to the second quarter of 2018. Organic revenue growth was 6.1%, reflecting volume growth and improved pricing across most major customer and product groups. Foreign currency translation negatively impacted revenue by 2.4%. Adjusted EBITDA increased 13% to $268.8 million.
Avantor completed its initial public offering in May, selling a total of 238 million shares of common stock at $14 per share and 20.7 million shares of its 6.250% Series A Mandatory Convertible Preferred Stock at a price of $50 per share. The Company received proceeds of $4.4 billion from the offering, of which $2.6 billion was used to redeem all outstanding shares of its Series A Preferred Stock, with the remainder used to repay a portion of its debt. As a result of this debt repayment and the Company’s continued growth in profitability and cash generation, its net leverage improved to 5.0x adjusted EBITDA (excluding stock-based compensation and including run-rate synergies). The Company also received credit rating upgrades from Standard & Poor’s, Moody’s and Fitch.
Second Quarter 2019 — Segment Results
Management uses Management EBITDA (as highlighted below) to measure and evaluate the internal operating performance of the Company’s business segments. Management EBITDA is also our segment reporting profitability measure under generally accepted accounting principles.
Americas
In the Americas, net sales were $925.5 million, up 4.9% from the second quarter of 2018 and up 5.2% on an organic basis. The increase in net sales was driven by growth in most customer groups and most product categories and reflected improved pricing and volume, partly offset by a 0.3% unfavorable foreign currency impact.
Management EBITDA was $198.9 million, up 18.7% from the second quarter of 2018, which reflected net sales growth, gross margin improvement and reductions in SG&A expenses, primarily from the realization of cost synergies and overall operating efficiency.

Europe
In Europe, net sales were $518.6 million, flat versus the second quarter of 2018 and up 6.1% on an organic basis. Unfavorable foreign currency translation offset growth in each of the customer groups.
Management EBITDA was $83.4 million, up 5.0% from the second quarter of 2018. This growth reflects net sales growth, gross margin improvements and reductions in SG&A expenses, primarily from the realization of cost synergies and overall operating efficiency, and more than offset the negative impacts from foreign currency.
AMEA
In AMEA, net sales were $88.3 million, up 14.4% from the second quarter of 2018 and up 16.6% on an organic basis. The increase in net sales was primarily due to volume growth, particularly in biopharma, partially offset by an adverse foreign currency impact.
Management EBITDA was $17.8 million, down 5.8% from the second quarter of 2018, reflecting an increase in SG&A expense associated with additional sales and marketing personnel and other investments in infrastructure as we continue to expand our footprint in AMEA, partially offset by the favorable impact from net sales growth and gross margin improvements.
Outlook
For the full year 2019, the Company expects net sales in the range of $6.08-6.14 billion, representing growth of 3.7-4.7% (5.6-6.6% on an organic basis) and Adjusted EBITDA in the range of $1.04-1.06 billion, or an increase of 10.0-12.1%. Full year Adjusted EPS is expected to be in the range of $0.55-0.58.
Our outlook assumes:

•	Current foreign exchange rates

•	Adjusted shares outstanding of 642.7 million

•	Annual effective tax rate of 30-31%
A quantitative reconciliation of adjusted EBITDA and adjusted EPS outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from such outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include the timing and cost of future restructuring activities, charges related to the early retirement of debt, changes in tax rates and other non-recurring items.
Conference call
Avantor will host a conference call to discuss its quarterly results today, August 6, at 8:30 am ET. To hear the live webcast, please see the Investors section of the Company’s website at www.avantorsciences.com. Or you may listen to the call by dialing (866) 211-4132 (domestic) or (647) 689-6615 (international) and use the conference code 7997715. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.
Following the live webcast, an audio archive of the webcast and the slide presentation will be available under https://ir.avantorsciences.com/investors/events-and-presentations/.
About Avantor
Avantor is a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries. We operate in more than 30 countries and deliver an extensive portfolio of products and services. We set science in motion to create a better world.
Use of non-GAAP Financial Measures
To evaluate our performance, we monitor a number of key indicators. As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.
The non-GAAP financial measures used in this press release are organic sales, Adjusted EBITDA, Adjusted Net Income, pro forma Adjusted EPS, net leverage and unlevered free cash flow.

•
Organic sales eliminates the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented. This measurement is used by our management for the same reason.

•
Adjusted EBITDA is used by investors to measure and evaluate our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain infrequently occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods presented.

•
Adjusted Net Income is used by investors to measure and evaluate our operating performance exclusive of amortization and certain infrequent occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods and includes of income tax expense, interest expense and depreciation.

•
Pro forma Adjusted EPS is equal to our Adjusted Net Income divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock) into common stock. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented. This measurement is used by our management for the same reason.

•
Net leverage is equal to our net debt divided by our Adjusted EBITDA (excluding stock based compensation expense and including the run rate effect of synergies). We believe that this measurement is useful to investors as a way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business. This measurement is used by our management for the same reason.

•
Unlevered free cash flow is equal to our cash flow from operating activities, excluding capital expenditures and including our cash interest net of tax. We believe that this measurement is useful to investors as it provides a view on the Company’s ability to generate cash for use in financing or other investment activities. This measurement is used by management for the same reason.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release, including our full year 2019 outlook, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our

Registration Statement on Form S-1 (File No. 333-229578), as such risk factors may be updated from time to time in our periodic filings with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated statements of operations

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2019	2018	2019	2018
Net sales	$1,532.4	$1,477.9	$3,012.5	$2,896.2
Cost of sales	1,041.3	1,009.9	2,046.2	1,987.9
Gross profit	491.1	468.0	966.3	908.3
Selling, general and administrative expenses	372.0	373.6	709.6	726.3
Operating income	119.1	94.4	256.7	182.0
Interest expense	(115.1)	(130.2)	(243.7)	(258.5)
Loss on extinguishment of debt	(70.2)	—	(70.2)	—
Other income, net	15.6	12.3	10.5	7.9
Loss before income taxes	(50.6)	(23.5)	(46.7)	(68.6)
Income tax benefit (expense)	1.9	(3.4)	(8.2)	0.5
Net loss	(48.7)	(26.9)	(54.9)	(68.1)
Accumulation of yield on preferred stock	(48.2)	(66.2)	(120.0)	(129.5)
Make whole premium on series A preferred stock	(220.4)	—	(220.4)	—
Net loss available to common stockholders	$(317.3)	$(93.1)	$(395.3)	$(197.6)
Loss per share information, basic and diluted:
Loss per share	$(0.98)	$(0.70)	$(1.73)	$(1.49)
Weighted average shares outstanding	323.4	132.7	228.6	132.7

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated balance sheets

(in millions)	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$164.6	$184.7
Accounts receivable, net of allowances of $14.5 and $10.9	1,001.9	931.2
Inventory	727.7	671.1
Other current assets	135.0	112.6
Total current assets	2,029.2	1,899.6
Property, plant and equipment, net of accumulated depreciation of $270.9 and $225.8	576.5	598.6
Customer relationships, net of accumulated amortization of $528.1 and $412.5	4,039.6	4,159.8
Other intangible assets, net of accumulated amortization of $188.4 and $146.7	364.3	405.9
Goodwill	2,779.8	2,784.7
Other assets	228.3	63.0
Total assets	$10,017.7	$9,911.6

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated balance sheets

(in millions)	June 30, 2019	December 31, 2018
Liabilities, redeemable equity and stockholders’ equity or deficit
Current liabilities:
Current portion of debt	$195.7	$142.4
Accounts payable	578.4	557.4
Employee-related liabilities	111.6	144.9
Accrued interest	74.8	76.6
Other current liabilities	225.4	174.9
Total current liabilities	1,185.9	1,096.2
Debt, net of current portion	5,126.7	6,782.3
Deferred income tax liabilities	870.9	907.5
Other liabilities	423.3	318.0
Total liabilities	7,606.8	9,104.0
Commitments and contingencies
Redeemable equity:
Series A preferred stock at redemption value, zero and 2.3 shares outstanding	—	2,297.3
Junior convertible preferred stock, zero and 1.7 shares outstanding	—	1,562.0
Total redeemable equity	—	3,859.3
Stockholders’ equity (deficit):
Mandatory convertible preferred stock including paid-in capital, 20.7 and zero shares outstanding	1,003.7	—
Common stock including paid-in capital, 568.8 and 132.8 shares outstanding	1,768.3	(2,746.8)
Accumulated deficit	(296.4)	(238.4)
Accumulated other comprehensive loss	(64.7)	(66.5)
Total stockholders’ equity (deficit)	2,410.9	(3,051.7)
Total liabilities, redeemable equity and stockholders’ equity or deficit	$10,017.7	$9,911.6

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated statements of cash flows

	Six months ended June 30,
(in millions)	2019	2018
Cash flows from operating activities:
Net loss	$(54.9)	$(68.1)
Reconciling adjustments:
Depreciation and amortization	201.3	202.2
Share-based compensation expense	55.7	8.7
Deferred income tax benefit	(60.3)	(74.9)
Amortization of deferred financing costs	19.3	20.7
Loss on extinguishment of debt	70.2	—
Changes in assets and liabilities:
Accounts receivable	(73.1)	(33.9)
Inventory	(71.2)	(9.8)
Accounts payable	21.7	18.0
Other assets and liabilities	(49.0)	(41.6)
Other, net	9.4	1.1
Net cash provided by operating activities	69.1	22.4
Cash flows from investing activities:
Capital expenditures	(26.4)	(23.1)
Other	6.1	4.1
Net cash used in investing activities	(20.3)	(19.0)
Cash flows from financing activities:
Debt borrowings	154.0	—
Debt repayments	(1,822.0)	(29.2)
Payments of contingent consideration	(4.6)	(20.5)
Proceeds from issuance of stock, net of issuance costs	4,235.7	—
Redemption of series A preferred stock	(2,630.9)	—
Net cash used in financing activities	(67.8)	(49.7)
Effect of currency rate changes on cash, restricted cash and equivalents	(1.1)	(4.1)
Net change in cash, restricted cash and equivalents	(20.1)	(50.4)
Cash, restricted cash and equivalents, beginning of period	187.7	188.5
Cash, restricted cash and equivalents, end of period	$167.6	$138.1

Avantor, Inc. and subsidiaries
Unaudited reconciliations of non-GAAP measures

	Three months ended June 30,		Six months ended June 30,		Trailing twelve months ended June 30, 2019
(in millions)	2019	2018	2019	2018
Net loss	$(48.7)	$(26.9)	$(54.9)	$(68.1)	$(73.7)
Amortization	78.3	80.5	156.9	163.1	315.1
Net foreign currency (gain) loss from financing activities	(14.3)	(10.1)	(8.1)	(3.2)	1.6
Loss on extinguishment of debt	70.2	—	70.2	—	70.2
Other share-based compensation expense	42.7	—	42.7	—	42.0
Restructuring and severance charges	0.9	32.9	6.4	40.4	47.2
Purchase accounting adjustments	(3.3)	(3.4)	(4.1)	6.9	(12.0)
Executive departures	—	—	—	—	4.5
Impairment charges	—	—	—	—	2.9
VWR transaction expenses	0.3	0.5	1.0	0.4	1.0
VWR integration and planning expenses	4.8	6.6	10.4	13.9	32.3
Other transaction and integration expenses	—	4.2	—	4.2	(3.1)
Income tax benefit applicable to pretax adjustments	(39.3)	(27.0)	(60.7)	(52.9)	(112.7)
Adjusted Net Income	91.6	57.3	159.8	104.7	315.3
Interest expense	115.1	130.2	243.7	258.5	509.0
Depreciation	24.7	19.9	44.4	39.1	88.6
Income tax provision applicable to Adjusted Net Income	37.4	30.4	68.9	52.4	94.5
Adjusted EBITDA	268.8	237.8	516.8	454.7	$1,007.4
Business performance improvement programs	0.3	2.7	1.8	3.3
Ongoing share-based compensation expense	8.0	4.2	13.0	8.7
Write-offs of working capital and other assets	6.9	—	14.4	—
Long-term incentive plan	2.2	4.6	4.6	5.4
Other	0.7	0.8	1.7	2.7
Management EBITDA	$286.9	$250.1	$552.3	$474.8

Avantor, Inc. and subsidiaries
Unaudited reconciliations of non-GAAP measures (continued)

	Three months ended June 30,
	2019	2018
Loss per share (GAAP)	$(0.98)	$(0.70)
Dilutive impact of convertible instruments	0.87	0.60
Normalization for shares issued in IPO	0.03	0.06
Fully diluted loss per share (non-GAAP)	(0.08)	(0.04)
Adjustments to reconcile diluted loss per share to Adjusted EPS:
Loss on extinguishment of debt	0.11	—
Amortization	0.12	0.13
Net foreign currency loss from financing activities	(0.02)	(0.02)
Other share-based compensation expense	0.07	—
Restructuring and severance charges	—	0.05
Purchase accounting adjustments	(0.01)	(0.01)
VWR integration and planning expenses	0.01	0.01
Other transaction and integration expenses	—	0.01
Income tax benefit applicable to pretax adjustments	(0.06)	(0.04)
Adjusted EPS (non-GAAP)	$0.14	$0.09

Weighted average shares outstanding (GAAP)	323.4	132.7
Dilutive shares excluded for GAAP	103.9	130.3
Fully diluted weighted average shares outstanding (non-GAAP)	427.3	263.0
Normalization for shares issued in IPO	215.4	379.7
Pro forma adjusted fully diluted share count (non-GAAP)	642.7	642.7

Avantor, Inc. and subsidiaries
Unaudited reconciliation of non-GAAP measures (continued)
Net leverage

(in millions)	June 30, 2019
Total debt, gross	$5,472.0
Less cash and cash equivalents	(164.6)
	$5,307.4

Trailing twelve months Adjusted EBITDA	$1,007.4
Trailing twelve months shared-based compensation expense	23.2
Pro forma adjustment for projected synergies	32.2
	$1,062.8

Net leverage	5.0	x
Unlevered free cash flow

	Three months ended June 30,
(in millions)	2019	2018
Net cash provided by operating activities	$(5.9)	$(24.0)
Capital expenditures	(14.0)	(11.0)
Levered free cash flow	(19.9)	(35.0)
Cash interest (net of tax)[1]	115.1	123.0
Unlevered free cash flow	$95.2	$88.0

[1]	Cash interest tax-effected using a 32% tax rate
Avantor, Inc. and subsidiaries
Unaudited supplemental financial information
Net sales

	Three months ended June 30,		Change	Reason for change
				Foreign currency impact	Organic
(in millions)	2019	2018
Americas	$925.5	$882.6	$42.9	$(2.6)	$45.5
Europe	518.6	518.1	0.5	(30.6)	31.1
AMEA	88.3	77.2	11.1	(1.7)	12.8
Total	$1,532.4	$1,477.9	$54.5	$(34.9)	$89.4

Media Contact
Allison Hosak
Senior Vice President, Global Communications
Avantor
+1 610-573-2661
Allison.Hosak@Avantorsciences.com
Investor Relations Contact
Helen O’Donnell
Managing Director
Solebury Trout
+1-203-428-3213
Hodonnell@soleburytrout.com